[GRAPHIC OMITTED]
                                Man-AHL 130, LLC
                                Account Statement
                             11/1/2009 to 11/30/2009
                                   (Unaudited)


Man-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT
Beginning of Period Net Asset Value                                                          24,716,749.26
Capital Additions this Period                                                                    66,000.00
Capital Withdrawals this Period                                                                      (0.00)
         Net Income (Loss) for the Period                                                     1,313,795.35
                                                                                             -------------
         End of Period Net Asset Value (10/31/2009)                                          26,090,544.61
                                                                                             -------------
         Rate of Return for the Period Class A Series 1                    5.23%
         Rate of Return for the Period Class A Series 2                    5.34%
         Rate of Return for the Period Class B Series 1                    5.23%
         Rate of Return for the Period Class B Series 2                    5.34%

                       INVESTOR STATEMENT OF INCOME (LOSS)
Income

         Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                            32,253.14
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards               1,374,174.77
         Gain (Loss) From Investments in Other Partnerships                                      38,753.37
         Change in Accrued Commissions                                                           (9,049.09)
         Miscellaneous Income                                                                       225.00
         Interest Income                                                                          6,385.18
                                                                                             -------------
                  Total Income                                                                1,442,742.37
                                                                                             -------------
Expenses

         Miscellaneous Fee Expense                                                                 (172.66)
         Management Fee                                                                         (61,949.80)
         Incentive Fee                                                                                0.00
         Other Expenses                                                                         (66,824.56)
                                                                                             -------------
                  Total Expenses                                                               (128,947.02)
                                                                                             -------------
                  Net Income                                                                  1,313,795.35
                                                                                             -------------

              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (10/1/2009)                                              25,569,775.99
Capital Contributions this Period                                                               122,000.00
Capital Redeemed this Period                                                                         (0.00)
                                                                                             -------------
Current Period Net Income (Loss)                                                              1,313,795.35
                                                                                             -------------
                  End of Period Net Asset Value Value (11/30/2009)                           26,090,544.61
                  End of Period Net Asset Value Per Unit Class A Series 1 (11/30/2009)              127.14
                  End of Period Net Asset Value Per Unit Class A Series 2 (11/30/2009)              131.03
                  End of Period Net Asset Value Per Unit Class B Series 1 (11/30/2009)              127.37
                  End of Period Net Asset Value Per Unit Class B Series 2 (11/30/2009)              131.26

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC